AMENDMENTS TO BYLAWS

         On September 17, 1997, Article II, Section 5 of the Bylaws of the Corporation was amended and now reads in its entirety as follows:

                           "Section  5.  Special  meetings  of the  shareholders
                  entitled to vote, for any purpose or purposes, may be called by the chairman, president or the Board of Directors or at the request in writing of shareholders holding at least ten percent (10%) of the outstanding shares entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting."

         On September 17, 1997, Article III, Section 1(c) of Bylaws of the Corporation was amended and now reads in its entirety as follows:

                           "(c)  Notwithstanding  any other  provisions of these
                  By-Laws, any director or the entire Board of Directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this subsection (c) shall not apply with respect to the director or directors elected by such holders of Preferred Stock."

         On October 1, 1997, Article III, Section 1(c) of Bylaws of the Corporation was amended and now reads in its entirety as follows:

                           "(c)  Notwithstanding  any other  provisions of these
                  By-Laws, any director or the entire Board of Directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose."